Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to:

1.	Dynegy Inc. 2000 Long Term Incentive Plan,
2.	Dynegy Inc. 2001 Non-Executive Stock Incentive Plan,

3.	Dynegy Inc. 401(k) Savings Plan,
4.	Dynegy Inc. 2002 Long Term Incentive Plan,

5.	Dynegy Inc. Deferred Compensation Plan,
6.	Dynegy Inc. Deferred Compensation Plan for Certain Directors,

7.	Dynegy Midwest Generation, Inc. 401(k) Savings Plan,
8.	Dynegy Midwest Generation, Inc. 401(k) Savings Plan for Employees Covered under a Collective Bargaining Agreement,

9.	Dynegy Northeast Generation, Inc. Savings Incentive Plan, and
10.	Dynegy Inc. 2010 Long Term Incentive Plan;

of our reports dated February 25, 2010, with respect to the consolidated financial statements and schedules of Dynegy Inc. and the effectiveness of internal control over financial reporting of Dynegy Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
May 26, 2010